EXHIBIT 10

                    Letter to SEC from Patricia O. McLaughlin

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                                            February 27, 1992


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

                  Re:      The Big Edge Series Fund
                           Registration No. 33-5033

Dear Sirs:

         As counsel of Phoenix Mutual Life Insurance Company (the "Company"), I have participated in the development of and am familiar with The Big Edge Series Fund, an open-end, diversified management investment company whose shares are the subject of the above-captioned Registration Statement on Form N-1A. Post-effective amendment No. 7 to this Registration Statement reflects the Trustees' decisions to add a Balanced Series to the Fund, to rename the Fund "The Phoenix Edge Series Fund", to rename the Stock Series the "Growth Series" and to rename the Total-Vest Series the "Total Return Series".

         In connection with this opinion, I have reviewed relevant materials including the Registration Statement, the Declaration of Trust, proceedings of the Board of Trustees and proceedings of the Board of Directors of the Company.

         Based upon this review, I am of the opinion that the shares of all Series of the Big Edge Series Fund have been validly and duly issued, fully paid and non-assessable. Furthermore, I am of the opinion that the shares of the Balanced Series, when issued, will have been validly and duly issued, fully paid and non-assessable.

         I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.

                             Very truly yours,


                             /s/ Patricia O. McLaughlin
                             Patricia O. McLaughlin